EXHIBIT 5.1

February 10, 2006

Wave Wireless Corporation
1996 Lundy Avenue
San Jose, CA 95131

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Wave Wireless Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offer and sale of up to 86,954,888 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), in connection with the merger of Wave Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of the Company, with and into WaveRider Communications Inc., a Nevada corporation.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the resolutions adopted by the Board of Directors of the Company and such other instruments, records, certificates, memoranda and other documents as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares are duly authorized and, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the laws of the State of California, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws, and the federal laws of the United States of America.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the Registration Statement.

This opinion letter is rendered as of the date first written above and as of the effective date of the Registration Statement, and we disclaim any obligation to advise you of facts, circumstances, events or developments which thereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

PROCOPIO, CORY, HARGREAVES & SAVITCH LLP